                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

FILED BY THE REGISTRANT [X]
FILED BY A PARTY OTHER THAN THE REGISTRANT [ ]

--------------------------------------------------------------------------------

Check the appropriate box:
[ ] Preliminary Proxy Statement
[X] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12
[ ] Confidential, for Use of the Commission Only (as permitted by Rule
    14a-6(e)(2))

                      XIONICS DOCUMENT TECHNOLOGIES, INC.
                (Name of Registrant as Specified In Its Charter)

    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

PAYMENT OF FILING FEE (CHECK THE APPROPRIATE BOX):
[X] No fee required.
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

   1) Title of each class of securities to which transaction applies:

   2) Aggregate number of securities to which transaction applies:

   3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

   4) Proposed maximum aggregate value of transaction:

   5) Total fee paid:

[ ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

   1) Amount Previously Paid:

   2) Form, Schedule or Registration Statement No.:

   3) Filing Party:

   4) Date Filed:

--------------------------------------------------------------------------------

                      XIONICS DOCUMENT TECHNOLOGIES, INC.

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD DECEMBER 8, 1997

To the Stockholders of Xionics Document Technologies, Inc.:

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Xionics Document Technologies, Inc., a Delaware corporation (the "Company") will be held on Monday, December 8, 1997 in the Multipurpose Room at the offices of Bingham Dana LLP, 150 Federal Street, Boston, Massachusetts at 10:00 a.m. for the following purposes:

          1. To elect three members to the Board of Directors to serve for a term ending in 2000 and until their successors are duly elected and qualified.

          2. To consider and act upon a proposal to ratify the appointment of Arthur Andersen LLP as independent auditors of the Company.

          3. To consider and act upon a proposal to approve the amendment of the Company's 1996 Stock Option Plan to increase the number of shares available for issuance upon exercise of stock options granted under such plan by 800,000 shares, from 950,000 shares to 1,750,000 shares of the Company's Common Stock.

          4. To transact such other business as may properly be brought before the Annual Meeting and any adjournments thereof.

     The Board of Directors has fixed the close of business on October 10, 1997 as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting and any adjournments thereof.

     All stockholders are cordially invited to attend the Annual Meeting. Whether or not you plan to attend the Annual Meeting, you are requested to complete, sign and return the enclosed proxy card as soon as possible. A pre-addressed, postage-prepaid return envelope is enclosed for your convenience.

                                          By order of the Board of Directors,

                                          CAROLYN E. RAMM
                                          Secretary
October 24, 1997

                      XIONICS DOCUMENT TECHNOLOGIES, INC.
                               70 BLANCHARD ROAD
                        BURLINGTON, MASSACHUSETTS 01803
                                 (617) 229-7000

                                PROXY STATEMENT

                              GENERAL INFORMATION

     This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of Xionics Document Technologies, Inc. (the "Company"), a Delaware corporation, of proxies in the accompanying form, to be used at the Annual Meeting of Stockholders to be held in the Multipurpose Room at the offices of Bingham Dana LLP, 150 Federal Street, Boston, Massachusetts 02110 at 10:00 a.m. on Monday, December 8, 1997, and any adjournments thereof (the "Annual Meeting"). This Proxy Statement and the accompanying form of proxy are first being mailed or given to holders of the Company's Common Stock on or about October 24, 1997.

     If the enclosed proxy is properly executed and returned, it will be voted in the manner directed by the stockholder. If no instructions are specified with respect to any particular matter to be acted upon, proxies will be voted in favor thereof. Any person giving the enclosed form of proxy has the power to revoke it by voting in person at the Annual Meeting, or by giving written notice of revocation to the Secretary of the Company at any time before the proxy is exercised.

     The presence, in person or by proxy, of the holders of a majority of the outstanding shares of the Company's Common Stock, par value $0.01 (the "Common Stock"), is necessary to constitute a quorum for the transaction of business. The election of Directors will be decided by plurality vote. The affirmative vote of the holders of at least a majority of the shares of the Common Stock present in person or by proxy and entitled to vote at the Annual Meeting is required to approve all other matters listed in the Notice of Annual Meeting. Abstentions and broker non-votes are counted as present in determining whether the quorum requirement is satisfied. Abstentions have the same effect as votes against proposals presented to stockholders other than the election of directors, while broker non-votes have no effect on the vote. A "broker non-vote" occurs when a nominee holding shares for a beneficial owner votes on one proposal, but does not vote on another proposal because the nominee does not have discretionary voting power and has not received instructions from the beneficial owner.

     The record date for determining stockholders entitled to notice of and to vote at the Annual Meeting has been fixed as the close of business on October 10, 1997. As of the close of business on that date, the Company had 11,775,117 shares of Common Stock outstanding and entitled to vote. Holders of Common Stock are entitled to one vote per share on all matters to be voted upon by stockholders.

     The Company has retained Corporate Investor Communications, Inc. to assist in the solicitation of proxies for the Annual Meeting and expects to pay approximately $4,500 in connection with such proxy solicitation. In addition, it is expected that solicitation may also be made by regular employees of the Company (none of whom will receive any extra compensation for these activities). Solicitation of proxies may be made by mail, telephone, telegraph and in person and arrange for brokerage houses and their custodians, nominees and fiduciaries to send proxies and proxy material to their principals at the expense of the Company.

                SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
                                 AND MANAGEMENT

     The following table sets forth, as of October 10, 1997, certain information with respect to the beneficial ownership of the Common Stock by: (i) each person known by the Company to beneficially own more than 5% of the Common Stock; (ii) each director of the Company; (iii) each executive officer named in the Summary Compensation Table on page 7 hereof (the "Named Executive Officers"); and (iv) all directors and executive officers of the Company as a group. The Company believes that the beneficial owners of the Common Stock listed below, based on information furnished by such owners, have sole voting and investment power with respect to such shares, except as noted below.

                                                          SHARES BENEFICIALLY
                                                              OWNED(1)(2)
                                                         ---------------------
NAME AND ADDRESS**                                        NUMBER       PERCENT
----------------                                         ---------     -------
Robert E. Gilkes.......................................    100,547(4)       *
Rosemary E. Grande.....................................     47,500(4)       *
Edward B. Mallen.......................................    168,840(4)     1.4%
Gary R. Ambrosino......................................     12,500(4)       *
Frank P. Monaco........................................     41,100(4)       *
Robert C. Downs........................................         --          *
Richard A. D'Amore(5)..................................  1,601,871(4)    13.6%
Ronald D. Fisher(6)....................................  1,220,381(4)    10.4%
Paul R. Low............................................     15,000(4)       *
David R. Skok(7).......................................    679,324(4)     5.8%
Thomas A. St. Germain..................................     10,000(4)       *

Hambro International Venture Fund II
  404 Wyman Street, Suite 365
  Waltham, MA 02154....................................  1,294,087(3)    11.0%

Massachusetts Financial Services Co.
  500 Boylston Street
  Boston, MA 02116.....................................  1,053,350        9.0%

Monument Trust Company
  14 New Street
  St. Peter Port
  Guernsey, Channel Islands, U.K. .....................    679,324        5.8%

Phoenix Technologies Ltd.
  411 East Plumeria Drive
  Santa Jose, CA 95134.................................  1,205,381       10.2%

All directors and executive officers as
  a group (16 persons).................................  4,109,217       34.9%

---------------
  * Less than 1%

 ** Addresses are given for beneficial owners of more than 5% of the outstanding
    Common Stock only.

(1) Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and includes voting or investment power with respect to the shares. Shares of Common Stock subject to options currently exercisable or exercisable within 60 days following October 10, 1997, are deemed outstanding for purposes of computing the share ownership and percentage of the person holding such options, but are not deemed outstanding for purposes of computing the percentage of any other person.

(2) The number of shares of Common Stock outstanding on October 10, 1997 was 11,775,117.

(3) Does not include 265,054 shares held by Hambro International Venture Fund Offshore II, which is under common control, or 42,730 shares beneficially owned by Richard A. D'Amore, general partner of Hambro International Venture Fund II (including 15,000 shares which Mr. D'Amore may acquire upon the exercise of stock options which were exercisable as of October 10, 1997 and within 60 days after October 10, 1997).

(4) Includes shares of Common Stock subject to options which were exercisable as of October 10, 1997 and within 60 days after October 10, 1997.

(5) Includes 1,294,087 shares held by Hambro International Venture Fund II and 265,054 shares held by Hambro International Venture Fund Offshore II. Mr. D'Amore is a general partner of Hambro International Venture Fund II and Hambro International Venture Fund Offshore II and as such may be deemed to beneficially own all such shares. Mr. D'Amore disclaims beneficial ownership of all such shares held by Hambro International Venture Fund II and Hambro International Venture Fund Offshore II.

(6) Includes 1,205,381 shares held by Phoenix Technologies Ltd. Mr. Fisher is Chairman of the Board of Phoenix Technologies Ltd. and as such may be deemed to beneficially own all such shares. Mr. Fisher disclaims beneficial ownership of such shares held by Phoenix Technologies Ltd.

(7) Includes 679,324 shares held by Monument Trust Company. Mr. Skok is beneficiary under a trust agreement of which Monument Trust Company is the trustee, and as such Mr. Skok may be deemed the beneficial owner of all shares held by Monument Trust Company. Mr. Skok disclaims beneficial ownership of all such shares.

                        DIRECTORS AND EXECUTIVE OFFICERS

DIRECTORS

     The Company's Amended and Restated Certificate of Incorporation and By-laws provide for the Company's business to be managed by or under the direction of a Board of Directors. The number of directors is fixed from time to time by the Board of Directors. The Board of Directors currently consists of six members, classified into three classes as follows: Robert E. Gilkes and Thomas A. St. Germain constitute a class with a term expiring at the upcoming Annual Meeting (the "Class I Directors"); David R. Skok and Ronald D. Fisher constitute a class with a term expiring at the Annual Meeting of Stockholders in 1998 (the "Class II Directors"); and Paul R. Low and Richard A. D'Amore constitute a class with a term expiring at the Annual Meeting of Stockholders in 1999 (the "Class III Directors"). At each Annual Meeting of Stockholders, directors are elected for a full term of three years to succeed those directors whose terms are expiring.

     The Company's current directors are as follows:

    NAME                               AGE             POSITION
    ----                               ---             --------
    Robert E. Gilkes.................  58     Chairman of the Board of Directors
    Richard A. D'Amore...............  44     Director
    Ronald D. Fisher.................  49     Director
    Paul R. Low......................  64     Director
    David R. Skok....................  41     Director
    Thomas A. St. Germain............  59     Director

     Mr. Gilkes has served as a Director of the Company since November 1994 and as Chairman of the Board of Directors of the Company since April 1996. He served as President of the Company from January 1995 until April 1997 and as Chief Executive Officer of the Company from January 1995 until October 1997. From September 1986 until September 1993, Mr. Gilkes served as Chairman and Chief Executive Officer of

Tadpole Technology plc, a public company based in Cambridge, England which is a manufacturer of portable workstations.

     Mr. D'Amore has served as a Director of the Company since June 1993. Mr. D'Amore has been a general partner of North Bridge Venture Partners since 1992 and of Hambro International Venture Funds since 1982, both venture capital investing firms. Mr. D'Amore is also a director of Math Soft, Inc., Solectron Corporation and Veeco Instruments, Inc.

     Mr. Fisher has served as a Director of the Company since November 1994. Mr. Fisher has been Vice Chairman of SOFTBANK Holdings Inc., a global technology infrastructure provider, since October 1995. From January 1990 until June 1994, Mr. Fisher was President and Chief Executive Officer of Phoenix Technologies Ltd. Since June 1994, Mr. Fisher has served as Chairman of the Board of Phoenix. Mr. Fisher is a director of MicroTouch Systems, Inc., Segue Software, Inc., and Phoenix Technologies Ltd.

     Dr. Low has served as a Director of the Company since October 1995. Dr. Low has been President and Chief Executive Officer of PRL Associates, a technology consulting company, since June 1992. Dr. Low is a director of Applied Materials, Inc., Integrated Packaging Assembly Corp., Network Computing Devices, Inc., Solectron Corporation, and Veeco Instruments, Inc.

     Mr. Skok has served as a Director of the Company since November 1995. Mr. Skok has been Chairman of the Board of Directors of Silverstream Software, Inc., an Internet software company, since July, 1997, and served as its President and Chief Executive Officer from June, 1996 until July, 1997. From January 1993 until June 1996, he was President and Chief Executive Officer of Watermark Software, Inc., an imaging software company. From September 1990 until December 1992, Mr. Skok was Chairman of the Board and Chief Executive Officer of the Company.

     Mr. St. Germain has served as a Director of the Company since March 1996. Mr. St. Germain is the retired Senior Vice President, Chief Financial Officer and Treasurer of Summa Four, Inc., a telecommunications company, having served in those positions from May 1993 until August 1997. From August 1984 until April 1993, Mr. St. Germain was Senior Vice President, Chief Financial Officer, Treasurer and Secretary of Vicor Corporation, a power systems manufacturing company.

COMMITTEES OF THE BOARD OF DIRECTORS AND MEETINGS

     During the fiscal year ended June 30, 1997 there were four meetings of the Board of Directors, and its various committees met a total of four times. No director attended fewer than 75% of the total number of meetings of the Board of Directors and of committees of the Board of Directors on which he served during fiscal 1997. From time to time the Board of Directors acted by unanimous written consent pursuant to Delaware law.

     The Board of Directors has established an Audit Committee, a Compensation Committee, and a Directors' Affairs Committee. The Audit Committee, which met once during fiscal 1997, reviews the Company's accounting practices, internal accounting controls and financial results and oversees the engagement of the Company's independent auditors. The members of the Audit Committee are Dr. Low and Mr. Fisher, who replaced Mr. D'Amore on the Audit Committee in October 1997. The Compensation Committee, which met three times during fiscal 1997, reviews and recommends to the Board of Directors the salaries, bonuses and other forms of executive compensation for executive officers of the Company and administers various compensation and benefit plans. The members of the Compensation Committee are Mr. D'Amore and Mr. St. Germain, who replaced Mr. Fisher on the Compensation Committee in April 1997. The Directors' Affairs Committee, which was established in April 1997 and did not meet during fiscal 1997, advises and makes recommendations to the Board of Directors on all matters concerning directorship and corporate governance practices, including the compensation of directors and the selection of candidates as nominees for election as directors. The Directors' Affairs Committee will consider stockholders' nominations for director if the names of such stockholder nominees are submitted to the Secretary of the Company at least 120 days before the anniversary of the date of the Proxy Statement for the Company's last Annual Meeting of Stockholders, along with a detailed statement of such nominees' qualifications. The members of the Directors' Affairs Committee are Mr. Gilkes, Mr. D'Amore and Dr. Low.

BOARD COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     None of the members of the Audit Committee or the Compensation Committee is a past or current officer or employee of the Company. With the exception of Mr. Gilkes, none of the members of the Directors' Affairs Committee is a past or current officer or employee of the Company.

DIRECTOR COMPENSATION

     The Company does not compensate its directors for attendance at meetings or reimburse their expenses in connection therewith. All directors who are not currently officers or employees of the Company are eligible to receive grants of stock options under the 1996 Directors' Stock Option Plan.

     The Company entered into a consulting agreement dated as of March 25, 1996 with Mr. St. Germain which was subsequently terminated by mutual agreement of the parties. No payment was made to Mr. St. Germain by reason of such termination.

EXECUTIVE OFFICERS

     The Company's current executive officers, who are not also directors, are as follows:

NAME                          AGE               POSITION
----                          ---               --------
Peter J. Simone.............  50      President and Chief Executive Officer

Gary R. Ambrosino...........  41      Vice President and General Manager,
                                      Imaging Products

Frederick W. Ellis..........  41      Vice President -- Marketing

Gerard T. Feeney............  39      Vice President -- Finance, Chief Financial
                                        Officer, and Treasurer

Rosemary E. Grande..........  40      Chief Operating Officer

Edward B. Mallen............  48      Executive Vice President -- Sales and
                                      Marketing

Frank P. Monaco.............  50      Senior Vice President and Chief Technical
                                      Officer

Carolyn E. Ramm.............  42      Vice President, General Counsel and
                                      Secretary

Paul Thorn..................  56      Vice President -- Operations

     Mr. Simone has served as President of the Company since April 1997 and as Chief Executive Officer since October 1997. He served as Chief Operating Officer of the Company from April 1997 until October 1997. From December 1992 until December 1996 Mr. Simone served as Group Vice President of Simplex Time Recorder Company, a manufacturer and supplier of hardware and software based systems for workforce management, building life safety, and security. From February 1975 until November 1992 he held several executive positions, including Chief Operating Officer and Chief Executive Officer, at GCA Corporation, a semiconductor equipment company. Mr. Simone is a director of Cymer Inc., and a director and member of the Executive Council of the Massachusetts High Technology Council.

     Mr. Ambrosino has served as the Company's Vice President and General Manager, Imaging Products, since October 1996. He previously served as Vice President -- Sales and Marketing of the Company from August 1996 until October 1996; Vice President -- Strategic Marketing of the Company from June 1996 until August 1996; Vice President -- Product Marketing of the Company from May 1996 until June 1996; Vice President -- Multifunction Products of the Company from January 1995 until May 1996; and Director of OEM Sales of the Company from March 1994 until January 1995. From November 1992 until March 1994, Mr. Ambrosino was a private high technology consultant and from September 1991 to November 1992 he was President and Chief Executive Officer of Symbiotics, Inc., a designer of network-oriented programming tools.

     Mr. Ellis has served as Vice President -- Marketing since October 1997. He served as Vice President -- Product Development from January 1997 until October 1997. January 1997. He served as Senior Director of Product Development of the Company from November 1996 until January 1997. Mr. Ellis served as Senior Director of Multifunction Product Development of the Company from June 1995 until November 1996. He served as Director of OEM Services at Phoenix Technologies Ltd. ("Phoenix") from August 1994 until November 1994, and in the same position at the Company from November 1994 until June 1995. He served as Manager of OEM Projects at Phoenix from August 1992 until August 1994.

     Mr. Feeney has served as Vice President -- Finance, Chief Financial Officer, and Treasurer of the Company since June 1993. He served as Secretary of the Company from June 1993 until April 1997. From October 1991 until June 1993, Mr. Feeney served as Vice President -- Finance and Operations.

     Ms. Grande has served as Chief Operating Officer of the Company since October 1997. She served as Senior Vice President -- Strategic Accounts from January 1997 until October 1997. She previously served as Vice
President -- Product Development of the Company from July 1995 until January 1997. From November 1994 until June 1995, she served as General Manager of the Company's printer software division. From August 1993 until November 1994, Ms. Grande served as General Manager of the Peripherals Division of Phoenix Technologies Ltd. and from April 1992 until July 1993 she served as Senior Director of Marketing at Phoenix.

     Mr. Mallen has served as Executive Vice President -- Sales and Marketing of the Company since October 1997. He served as Vice President -- Worldwide Sales from July 1995 until October 1997. From August 1993 until November 1994, he served as Vice President -- Imaging Sales and from November 1994 until June 1995 as General Manager -- Imaging. From August 1991 until August 1993, Mr. Mallen served as Vice President of Software Products at Xerox Imaging Systems, a manufacturer of optical character recognition hardware and software products.

     Mr. Monaco has served as Senior Vice President and Chief Technical Officer of the Company since October 1997. He served as Vice President -- Research and Development of the Company from January 1996 until October 1997. From November 1994 until January 1996, he served as Vice President -- Engineering of the Company. From November 1988 until November 1994, Mr. Monaco served as Senior Director of Engineering of the Peripherals Division of Phoenix.

     Ms. Ramm has served as Vice President and General Counsel of the Company since November 1996. She has served as Secretary of the Company since April 1997. From March 1995 until November 1996 she served as General Counsel of the Company. From October 1994 through February 1995, she served as outside counsel to the Company. Ms. Ramm served as in-house counsel to Phoenix from July 1993 until July 1994. From January 1989 until March 1993, she was corporate counsel to Bitstream Inc., a developer of digital fonts and font technology.

     Mr. Thorn has served as Vice President -- Operations of the Company since January 1997. He served as Director of Manufacturing of the Company from December 1994 until January 1997. From December 1993 until December 1994 he was Vice President of Data Integration Company, an imaging hardware and software sales and consulting company. From June 1990 until September 1993 he was a business manager for Computervision Inc., a manufacturer of computer-assisted design systems.

                             EXECUTIVE COMPENSATION

     The following Summary Compensation Table sets forth certain information regarding the Company's Chief Executive Officer and each of the four most highly compensated other executive officers (the "Named Executive Officers") during the fiscal years ended June 30, 1997 and June 30, 1996 except as otherwise indicated.

                           SUMMARY COMPENSATION TABLE

                                                                                     LONG-TERM
                                                                                    COMPENSATION
                                                                                   --------------
                                                                                     NUMBER OF
                                                                                       SHARES
                                                                                     UNDERLYING
                                 FISCAL                           OTHER ANNUAL        OPTIONS
  NAME AND PRINCIPAL POSITION    YEAR(1)   SALARY(2)    BONUS    COMPENSATION(3)    GRANTED(#)(4)
-------------------------------  -------   ---------   -------   ---------------   --------------
Robert E. Gilkes...............    1997    $240,000    $60,000       $ 3,000                --
  Chairman of the Board and        1996    $240,000    $55,000            --           300,000
  former Chief Executive
  Officer(5)

Rosemary E. Grande.............    1997    $152,500    $40,000       $ 2,150            30,000
  Chief Operating Officer          1996    $118,750    $45,000            --                --

Edward B. Mallen...............    1997    $145,000    $44,000       $ 2,250            50,000
  Executive Vice President --      1996    $125,000    $50,000       $ 4,800                --
  Sales and Marketing

Gary R. Ambrosino..............    1997    $130,000    $36,000       $   958                --
  Vice President & General         1996    $124,500    $45,000       $ 3,600           100,000
  Manager, Imaging Products

Frank P. Monaco(6).............    1997    $130,000    $33,000       $ 1,650            30,000
  Senior Vice President and        1996          --         --            --                --
  Chief Technical Officer

Former Executive Officer:
Robert C. Downs(7).............    1997    $160,000    $16,000       $22,250                --
                                   1996    $137,500    $37,500            --                --

---------------

(1) Information regarding executive compensation for the Company's 1995 fiscal year has been omitted as the Company was not a reporting company pursuant to
    Section 13(a) or 15(d) of the Securities Exchange Act of 1934 at any time during its 1995 fiscal year. Information regarding executive compensation for the Company's 1996 fiscal year has been included, even though the Company was not a reporting Company pursuant to Section 13(a) or 15(a) at any time during its 1996 fiscal year, because that information was previously required to be provided in response to a filing requirement of the Securities and Exchange Commission, i.e., in the Company's Registration Statement on Form S-1, made effective September 24, 1996.

(2) Includes amounts deferred during the Company's 1997 and 1996 fiscal years under the Company's 401(k) plan.

(3) Includes matching contributions to the Company's 401(k) plan made by the Company during its 1997 and 1996 fiscal years.

(4) The Company did not make any restricted stock awards, grant any stock appreciation rights or make any long-term incentive plan payments during its 1997 or 1996 fiscal years.

(5) Mr. Gilkes served as Chief Executive Officer of the Company throughout the Company's 1997 fiscal year. In October 1997 the Board of Directors agreed to accept his resignation as Chief Executive Officer, and his recommendation that Mr. Simone be promoted to Chief Executive Officer of the Company. Mr. Gilkes will remain involved in the Company's strategic planning and in relationships with the Company's technology partners and major customers.

(6) Information regarding Mr. Monaco's compensation for the Company's 1996 fiscal year has been omitted as that information was not previously required to be provided in response to a filing requirement of the Securities and Exchange Commission.

(7) Mr. Downs resigned as an executive officer of the Company in January 1997 and left the Company's employ on May 13, 1997. Amounts paid to him as severance benefits through the end of the 1997 fiscal year are included in the "Other Annual Compensation" column.

     Options granted to the Named Executive Officers during the fiscal year ended June 30, 1997 are set forth in the following table.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                            INDIVIDUAL GRANTS                            POTENTIAL REALIZABLE
                      --------------------------------------------------------------       VALUE AT ASSUMED
                        NUMBER OF         PERCENT OF                                     ANNUAL RATES OF STOCK
                         SHARES          TOTAL OPTIONS                                    PRICE APPRECIATION
                       UNDERLYING         GRANTED TO        EXERCISE                      FOR OPTION TERM(2)
                         OPTIONS           EMPLOYEES          PRICE       EXPIRATION     ---------------------
NAME                  GRANTED(#)(1)     IN FISCAL 1997      ($/SHARE)        DATE           5%          10%
--------------------  -------------     ---------------     ---------     ----------     --------     --------
Robert E. Gilkes....          --               --                 --           --              --           --
Rosemary E. Grande..      30,000              3.5%           $ 14.25         2006        $268,852     $681,325
Edward B. Mallen....      50,000              5.8%           $ 10.00         2006        $314,447     $796,871
Gary R. Ambrosino...          --               --                 --           --              --           --
Frank P. Monaco.....      30,000              3.5%           $ 14.25         2006        $268,852     $681,325
Robert C. Downs.....          --               --                 --           --              --           --

---------------
(1) There were no stock appreciation rights granted or outstanding during fiscal 1997.

(2) Represents the hypothetical gains that could be achieved for the options if exercised at the end of the option terms. These gains are based on assumed rates of stock price appreciation of 5% and 10% compounded annually from the date the respective options were granted to their expiration dates. There can be no assurance that the stock price will appreciate at the rates shown in this table.

     The following table sets forth certain information regarding the number of shares of Common Stock received upon exercise of options during the last fiscal year, the aggregate dollar value realized upon exercise and the total number of unexercised options held by each of the Named Executive Officers as of June 30, 1997:

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES

                                                        NUMBER OF SECURITIES
                                                       UNDERLYING UNEXERCISED             VALUE OF UNEXERCISED
                     NUMBER OF                               OPTIONS AT                   IN-THE-MONEY OPTIONS
                      SHARES                             FISCAL YEAR-END(#)               AT FISCAL YEAR-END(1)
                     ACQUIRED          VALUE        -----------------------------     -----------------------------
NAME                IN EXERCISE     REALIZED(2)     EXERCISABLE     UNEXERCISABLE     EXERCISABLE     UNEXERCISABLE
------------------  -----------     -----------     -----------     -------------     -----------     -------------
Robert E.
  Gilkes..........    120,200       $ 1,500,465        69,800          150,000         $ 982,435       $ 2,111,250
Rosemary E.
  Grande..........     50,000       $   740,625        68,751           26,249         $ 947,626       $    13,125
Edward B. Mallen..    232,340       $ 2,598,367            --           40,625         $      --       $   192,969
Gary R.
  Ambrosino.......     77,500       $   837,708            --           62,500         $      --       $   879,688
Frank P. Monaco...     71,400       $   891,969        47,351           26,249         $ 636,256       $    13,125
Robert C. Downs...    224,000       $ 3,105,829        59,021               --         $ 858,756       $        --

---------------
(1) The value of unexercised in-the-money options at the end of the Company's 1997 fiscal year assumes a fair market value for the Company's Common Stock of $14.75, the closing sale price per share of the Company's Common Stock as reported in the Nasdaq National Market on June 30, 1997.

(2) The value realized on exercise represents the difference between the exercise prices of the stock options and the closing price of the Company's Common Stock on the Nasdaq National Market on the date of such exercise.

EMPLOYMENT AGREEMENTS, TERMINATION OF EMPLOYMENT AND CHANGE-IN-CONTROL ARRANGEMENTS

     None of the Company's Named Executive Officers has an employment agreement with the Company. The Named Executive Officers are parties to confidentiality and noncompetition agreements with the

Company, whereby each is required to disclose to the Company certain inventions, discoveries and developments, and to assign his or her rights therein to the Company.

     Robert C. Downs, the Company's former Chief Operating Officer -- Imaging, ceased to be employed by the Company on May 13, 1997. The Company provided him with severance pay and benefits through September 30, 1997, pursuant to an informal agreement. In addition to severance compensation received during fiscal 1997, Mr. Downs received $60,000 in severance compensation through September 30, 1997.

           REPORT OF COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

COMPENSATION PHILOSOPHY AND OBJECTIVES

     The Company's executive officer compensation program consists of three primary components: base salary, discretionary annual bonuses, and grants of stock options. Each component is intended to further the Company's overall compensation philosophy, and to achieve the compensation objectives of the Company. The Company's compensation philosophy is that executive officer compensation should further the Company's short- and long-term strategic goals and values by aligning compensation with business objectives and individual performance. Further, long-term compensation of executive officers should be closely aligned with the interests of the Company's stockholders.

     The Company's executive officer compensation program is based on the following principles and objectives:

     Competitive, Fair and Balanced Compensation. The Company is committed to providing an executive officer compensation program that helps to attract and retain highly qualified executive officers. To ensure that compensation is competitive, the Company compares its compensation practices with the executive officer compensation practices of other companies, both in the same geographical area and in the high-technology industry generally. The Company also seeks to balance the compensation paid to a particular individual and the compensation paid to the other executive officers of the Company, and strives to achieve a balance between the fixed and variable components, and between the short- and long-term components, of each executive officer's compensation.

     Performance. Executive officers are rewarded based upon both corporate and individual performance. Corporate performance is evaluated by reviewing the extent to which strategic and business plan goals are met. Individual performance is evaluated by reviewing the achievement of specified individual objectives and the degree to which the executive officer contributed to the overall success of the Company and the management team. In evaluating each executive officer's performance, the Company generally uses the following procedures. Prior to or shortly after the beginning of each fiscal year, the Company prepares an annual plan setting its goals and objectives for that fiscal year. The plan is reviewed with and ultimately approved by the full Board of Directors. The Chief Executive Officer reports to the Board of Directors from time to time throughout the year on the Company's progress toward those goals and objectives. At or near the beginning of each fiscal year, the Compensation Committee and the Chief Executive Officer review the performance of each executive officer during the fiscal year just ended, and the Compensation Committee determines the base and discretionary compensation for each such officer for the new fiscal year based both on the executive officer's individual performance during the preceding fiscal year and on the Company's financial performance against its goals during the preceding fiscal year. The Compensation Committee determines the amount of base and discretionary compensation for the Chief Executive Officer, and takes management recommendations into consideration in determining the amount of base and discretionary compensation for each of the other executive officers. For fiscal 1997, 80% of discretionary compensation for each executive officer was tied to achievement of the Company's business objectives, and 20% to individual performance. Long-term compensation in the form of grants of stock options is awarded when an executive officer joins the Company, and occasionally thereafter to reflect promotion or other special circumstances.

CHIEF EXECUTIVE OFFICER COMPENSATION FOR FISCAL 1997

     For fiscal 1997, the Company's Chief Executive Officer, Robert E. Gilkes, received a base salary of $240,000.00 and a discretionary bonus of $60,000.00. Mr. Gilkes' base salary for fiscal 1997 remained the same as in fiscal 1996, reflecting the fact that his base salary for fiscal 1996 was significantly increased over the preceding fiscal year's base salary in anticipation of his efforts toward successful achievement of the Company's initial public offering of its common stock in September, 1996, and as a result such base salary compares favorably with the base salaries of other chief executives of similar companies in the industry. Mr. Gilkes' bonus for fiscal 1997 increased to $60,000 from $55,000 in fiscal 1996, again reflecting the fact that his bonus for fiscal 1996 was significantly increased over that of the preceding fiscal year in anticipation of his efforts in connection with the Company's initial public offering.

          Richard A. D'Amore                     Thomas A. St. Germain

                               PERFORMANCE GRAPH

     The following graph and table compare the cumulative total stockholder return on a monthly basis on the Company's Common Stock for the period from September 26, 1996 (the date of the Company's initial public offering of its Common Stock) through June 30, 1997 against the cumulative total returns on the Nasdaq Composite Index and the Nasdaq Computer and Data Processing Services Index during the same period. It should be noted that the Company has not paid any dividends on Common Stock, and no dividends are included in the representation of the Company's performance. The stock price performance on the graph below is not necessarily indicative of future stock price performance.

        Measurement Period
      (Fiscal Year Covered)               Xionics            Computer            Composite
30-|Sep-|96                               100.0               100.0               100.0
31-|Oct-|96                                85.0               101.7                99.6
29-|Nov-|96                                86.7               112.0               105.4
31-|Dec-|96                                83.3               110.9               105.2
31-|Jan-|97                               130.0               124.6               112.5
28-|Feb-|97                               113.3               111.7               106.7
31-|Mar-|97                                84.2               104.2                99.6
30-|Apr-|97                                77.5               115.4               102.8
30-|May-|97                                92.5               127.1               114.1
30-|Jun-|97                                98.3               126.9               117.5

     The above graph and table assume $100.00 invested on September 26, 1996, with all dividends reinvested, in each of the Company's Common Stock, the Nasdaq Composite Index, and the Nasdaq Computer and Data Processing Services Index.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's officers and directors, and persons owning more than 10% of the Company's Common Stock, to file with the Securities and Exchange

Commission (the "SEC") initial reports of beneficial ownership and reports of changes in beneficial ownership of the Common Stock and other equity securities of the Company. Officers, directors, and beneficial owners of more than 10% of the Company's Common Stock are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

     To the Company's knowledge, based solely on review of the copies of such reports furnished to it and written representations that no other reports were required during the fiscal year ended June 30, 1997, all Section 16(a) filings required to have been made by its officers, directors, and stockholders owning more than 10% of the Company's Common Stock were made in compliance with Section 16(a).

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     On June 20, 1997, the Company purchased $500,000.00 worth of debt and equity securities issued by WaveMark Technologies, Inc. ("WaveMark"), a Delaware corporation founded in May 1997 by Robert C. Downs, the Company's former Chief Operating Officer -- Imaging, and other unaffiliated persons. The price of $1.00 per share was determined in good faith to be the fair market value of such securities by the board of directors of WaveMark. Simultaneously, the Company and WaveMark entered into a Cooperative Development and Licensing Agreement whereunder WaveMark received the right to use certain of the Company's technology in order to develop products to be jointly marketed with those of the Company, and/or to perform engineering services for the Company. WaveMark will be compensated under such agreement primarily through a royalty-sharing arrangement whereunder WaveMark will receive 25% of any royalties for Xionics products paid by customers to whom WaveMark has provided complementary products. In addition, WaveMark may receive payment on a hourly time-and-materials basis for the performance of certain engineering services for Xionics. The actual amounts to be received by WaveMark under the agreement are not determinable.

                             ELECTION OF DIRECTORS
                                (NOTICE ITEM 1)

     The Company's Amended and Restated Certificate of Incorporation and By-Laws provide for a classified Board of Directors. The Board of Directors currently consists of six members, divided into three classes as follows: Robert E. Gilkes and Thomas A. St. Germain constitute a class having a term that expires at the upcoming Annual Meeting (the "Class I Directors"); Ronald D. Fisher and David R. Skok constitute a class having a term that expires on the date of the Company's 1998 Annual Meeting of Stockholders (the "Class II Directors"); and Richard A. D'Amore and Paul R. Low constitute a class having a term that expires on the date of the Company's 1999 Annual Meeting of Stockholders (the "Class III Directors"). At each Annual Meeting of Stockholders, directors are elected for a full term of three years to succeed those directors whose terms are expiring. The Board of Directors voted at its October, 1997 meeting to fix the number of directors at seven, and accordingly the election of an additional Class I Director is also proposed. Thus, the following nominees are proposed for election as Class I Directors:

                                 POSITION WITH THE COMPANY                   YEAR FIRST
                                  OR PRINCIPAL OCCUPATION                     ELECTED A
NAME OF NOMINEE                   DURING PAST FIVE YEARS               AGE     DIRECTOR
---------------                   ------------------------             ---    ----------
Robert E. Gilkes..........  Chairman of the Board of Directors         58        1994
                            and former Chief Executive Officer

Thomas A. St. Germain.....  Senior Vice President, Chief               59        1996
                            Financial Officer and Treasurer,
                            Summa Four, Inc., May 1993 -- August,
                            1997 (retired, August 1997); Senior
                            Vice President, Chief Financial Officer,
                            Treasurer and Secretary, Vicor
                            Corporation, August 1984 -- May 1993

Peter J. Simone...........  President and Chief Executive Officer      50          --

     Unless authority to vote for any of the nominees named above is withheld, the shares represented by the enclosed proxy will be voted FOR these nominees' election as directors. In the event that a nominee shall become unable or unwilling to serve, the shares represented by the enclosed proxy will be voted for the election of such other person as the Board of Directors may recommend in his place. The Board of Directors has no reason to believe that any nominee will be unable or unwilling to serve.

     A plurality of the shares voted at the Annual Meeting is required to elect each nominee as a director.

     THE BOARD OF DIRECTORS RECOMMENDS THE REELECTION OF ROBERT E. GILKES AND THOMAS A. ST. GERMAIN, AND THE ELECTION OF PETER J. SIMONE, AS DIRECTORS, AND PROXIES SOLICITED BY THE BOARD OF DIRECTORS WILL BE VOTED IN FAVOR THEREOF UNLESS A STOCKHOLDER HAS INDICATED OTHERWISE ON THE PROXY.

                              INDEPENDENT AUDITORS
                                (NOTICE ITEM 2)

     The Board of Directors has appointed Arthur Andersen LLP, independent public accountants, to audit the financial statements of the Company for the fiscal year ending June 30, 1998. The Board proposes that the stockholders ratify and approve this appointment. Arthur Andersen LLP audited the Company's financial statements for the fiscal year ended June 30, 1997. In addition, Arthur Andersen LLP participated in the preparation of the Company's Registration Statement on Form S-1 made effective September 24, 1996; reviews the Company's periodic filings with the Securities and Exchange Commission; and provides tax services and general accounting advice. Arthur Andersen LLP has served as the Company's independent auditors since 1993. Representatives of Arthur Andersen LLP are expected to be present at the Meeting, will have the opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions.

     In the event that ratification of the appointment of Arthur Andersen LLP as the independent auditors of the Company is not obtained at the Annual Meeting, the Board of Directors will reconsider its appointment.

     The affirmative vote of a majority of the shares present or represented and entitled to vote at the Annual Meeting is required to ratify the appointment of the independent auditors.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE TO RATIFY AND APPROVE THE APPOINTMENT OF ARTHUR ANDERSEN LLP AS THE COMPANY'S INDEPENDENT AUDITORS, AND PROXIES SOLICITED BY THE BOARD OF DIRECTORS WILL BE VOTED IN FAVOR THEREOF UNLESS A STOCKHOLDER HAS INDICATED OTHERWISE ON THE PROXY.

                           AMENDMENT OF THE COMPANY'S
                             1996 STOCK OPTION PLAN
                                (NOTICE ITEM 3)

DESCRIPTION OF PLAN

     The Company's 1996 Stock Option Plan (the "1996 Plan") was approved by the Board of Directors on February 14, 1996 and was adopted by the Company's stockholders on July 12, 1996. At present, the aggregate number of shares of Common Stock available for awards under the 1996 Plan is 950,000 shares. The 1996 Plan provides for the grant or award of stock options ("Stock Options") to purchase shares of Common Stock of the Company. Stock Options granted under the 1996 Plan may be incentive stock options or non-statutory options. The purpose of the 1996 Plan is to attract and retain outstanding employees through the incentives of stock ownership. Any employee of the Company (including officers), and any consultant to and any director of the Company, is eligible to receive Stock Options under the 1996 Plan. As of October 10, 1997, approximately 202 individuals were eligible to participate in the 1996 Plan. As of October 10, 1997, 926,651 of the 950,000 shares reserved for issuance under the 1996 Plan were subject to outstanding Stock Options at a weighted average exercise price of $10.85 per share. The Board of Directors believes that the addition of shares to the 1996 Plan is necessary at this time in order to enable the Company to continue to offer Stock Options thereunder as a means of attracting and retaining outstanding employees in an extremely competitive employment market, where qualified technical and engineering personnel are in particularly short supply relative to high-technology employers' demand for such personnel. Accordingly, the Company proposes to increase the number of shares reserved for issuance under the 1996 Plan by 800,000 shares, to a total of 1,750,000 shares.

     The 1996 Plan is administered by the Board of Directors. Subject to the provisions of the 1996 Plan, the Board of Directors has the authority to designate participants and to determine whether Stock Options granted are incentive stock options or not, the number of shares to be covered by each Stock Option, the price of the exercise of the Stock Option, the time at which Stock Options are exercisable, the method of payment and any other terms and conditions of the awards. All Stock Options are evidenced by Stock Option Agreements between the Company and the participant.

     While the Board of Directors determines the prices at which Stock Options may be exercised under the 1996 Plan, the exercise price of an incentive Stock Option under the 1996 Plan shall be at least 100% of the fair market value (as determined under the terms of the 1996 Plan) (or 110% of the fair market value if the grantee is deemed to own 10% or more of the outstanding voting stock of the Company) of a share of Common Stock on the date of grant. Stock Options must be exercised by the tenth anniversary of the date of grant, or if the grantee owns 10% or more of the outstanding voting stock of the Company, by the fifth anniversary of the date of grant. The market value of the Company's Common Stock on October 10, 1997, as determined by the closing sale price per share of the Company's Common Stock as reported on the Nasdaq National Market on that date, was $19.375 per share.

NEW PLAN BENEFITS

     It cannot be determined whether any particular persons, including without limitation the Named Executive Officers, will receive any future grants of Stock Options under the 1996 Plan. The following table provides information with respect to options granted since the beginning of the Company's fiscal 1997 under the 1996 Plan.

                                                             1996 PLAN
                                                       ---------------------
                                                       DOLLAR        NUMBER
    NAME                                               VALUE        OF UNITS
    ----                                               ------       --------
    Robert E. Gilkes.................................  --(1)              --
    Rosemary E. Grande...............................    (1)          30,000(2)
    Edward B. Mallen.................................    (1)          50,000(3)
    Gary R. Ambrosino................................    (1)              --
    Frank P. Monaco..................................    (1)          30,000(4)
    Robert C. Downs..................................  --(1)              --

    All Executive Officers as a Group................  (1)(8)        440,000(5)

    All Directors as a Group.........................    (1)              --(6)
      (excluding Executive Officers)

    All Employees as a Group.........................  (1)(9)        429,000(7)
      (excluding Executive Officers)

---------------

(1) The dollar value of the options is equal to the difference between the fair market value of the Company's Common Stock as of the date of exercise, and the exercise price of the options. For the majority of options granted under the 1996 Plan, the dollar value is not determinable because they have not been exercised.

(2) Granted November 8, 1996, at an exercise price of $14.25 per share, 100% of the fair market value of the Common Stock at the date of grant.

(3) Granted September 20, 1996, at an exercise price of $10.00 per share, 100% of the fair market value of the Common Stock at the date of grant.

(4) Granted November 8, 1996, at an exercise price of $14.25 per share, 100% of the fair market value of the Common Stock at the date of grant.

(5) Options were granted at various times since July 1, 1996. Grant dates, number of options granted, and exercise prices were as follows: September 20, 1996, options to acquire 50,000 shares at $10.00 per share; November 8, 1996, options to acquire 140,000 shares at $14.25 per share; April 1, 1997, options to acquire 250,000 shares at $11.50 per share.

(6) No options have been granted since July 1, 1996.

(7) Options were granted at various times since July 1, 1996. Grant dates, number of options granted, and exercise prices were as follows: July 12, 1996, options to acquire 31,000 shares at $10.00 per share; September 24, 1996, options to acquire 2,000 shares at $10.00 per share; November 8, 1996, options to acquire 204,000 shares at $14.25 per share; January 16, 1997, options to acquire 26,000 shares at $15.00 per share; February 28, 1997, options to acquire 80,000 shares at $14.45 per share; April 3, 1997, options to acquire 80,000 shares at $10.75 per share; April 25, 1997, options to acquire 6,000 shares at $11.25 per share.

(8) 9,375 shares were exercised at an exercise price of $10.00 per share, and had a dollar value of $39,844.

(9) 63 shares were exercised at an exercise price of $10.00 per share, and had a dollar value of $252. 250 shares were exercised at an exercise price of $10.00 per share, and had a dollar value of $2,375. 500 shares were exercised at an exercise price of $10.00 per share, and had a dollar value of $1,500.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE TO APPROVE THE AMENDMENT OF THE COMPANY'S 1996 STOCK OPTION PLAN TO INCREASE THE NUMBER OF SHARES AVAILABLE FOR GRANT THEREUNDER FROM 950,000 TO 1,750,000 SHARES, AND PROXIES SOLICITED BY THE BOARD OF DIRECTORS WILL BE VOTED IN FAVOR THEREOF UNLESS A STOCKHOLDER HAS INDICATED OTHERWISE ON THE PROXY.

                                 OTHER MATTERS

     The Board of Directors knows of no other business which will be presented to the Annual Meeting. If any other business is properly brought before the Annual Meeting, it is intended that proxies in the enclosed form will be voted in respect thereof in accordance with the judgment of the persons voting the proxies.

                             STOCKHOLDER PROPOSALS

     To be considered for presentation at the Annual Meeting of Stockholders to be held in 1998, stockholder proposals must be received, marked for the attention of: Secretary, Xionics Document Technologies, Inc., 70 Blanchard Road, Burlington, Massachusetts 01803, not later than June 24, 1998.

                           ANNUAL REPORT ON FORM 10-K

     A copy of the Company's Annual Report on Form 10-K for the fiscal year ended June 30, 1997, which includes financial statements, has been mailed to all stockholders with this Proxy Statement, and has been filed with the Securities and Exchange Commission. The Annual Report on Form 10-K is not to be regarded as proxy soliciting material. Additional copies of the Annual Report on Form 10-K may be obtained by stockholders of the Company without charge by written request to the Secretary of the Company at the address set forth below.

     WHETHER OR NOT YOU INTEND TO BE PRESENT AT THE MEETING, YOU ARE URGED TO FILL OUT, SIGN, DATE AND RETURN THE ENCLOSED PROXY AT YOUR EARLIEST CONVENIENCE.


                                          BY ORDER OF THE BOARD OF DIRECTORS




                                          CAROLYN E. RAMM
                                          Secretary
                                          Xionics Document Technologies, Inc.
                                          70 Blanchard Road
                                          Burlington, Massachusetts 01803

October 24, 1997

Dear Shareholder:

Please take note of the important information enclosed with this Proxy Ballot. There are a number of issues related to the management and operation of the Company that require your immediate attention and approval. These are discussed in detail in the enclosed proxy materials.

Your vote counts, and you are strongly encouraged to exercise your right to vote your shares.

Please mark the boxes on this proxy card to indicate how your shares will be voted. Then sign the card, detach it and return your proxy in the enclosed postage paid envelope.

Your vote must be received prior to the Annual Meeting of Shareholders, December 8, 1997.

Thank you in advance for your prompt consideration of these matters.

Sincerely,
Xionics Document Technologies, Inc.





                                        DETACH HERE                        XNI 4
[X] Please mark
    votes as in
    this example.

1. Election of Directors                                                                               FOR     AGAINST    ABSTAIN
Nominees: Robert E. Gilkes, Thomas A. St. Germain        2. Ratification of the appointment of         [ ]       [ ]        [ ]
          and Peter J. Simone                               Arthur Andersen LLP as independent
                                                            auditors of the Company.
          FOR            WITHHELD
                                                         3. Approval of the amendment of the 1996      [ ]       [ ]        [ ]
          [ ]               [ ]                             Stock Option Plan to increase the number
                                                            of shares available for issuance under
                                                            such Plan by 800,000 shares, from 950,000
[ ]_______________________________________                  to 1,750,000 shares.
    For all nominees except as noted above
                                                         4. In their discretion, the proxies are authorized to vote upon any other business that may properly come before the meeting or at any adjournment(s) thereof.


                                                         MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT [ ]

                                                         PLEASE VOTE, DATE, SIGN AND RETURN PROMPTLY USING THE ENCLOSED ENVELOPE.

                                                         Please sign exactly as name appears hereon. Joint owners should each sign personally. Trustees, custodians, and other fiduciaries should indicate the capacity in which they sign, and where more than one name appears, a majority must sign. If the shareholder is a corporation, the signature should be that of an authorized officer who should indicate his or her title.


Signature:  ______________________ Date:_____________             Signature:  ______________________ Date:_____________

                                  DETACH HERE

                                 P  R  O  X  Y


                      XIONICS DOCUMENT TECHNOLOGIES, INC.

                               70 BLANCHARD ROAD
                        BURLINGTON, MASSACHUSETTS 01803

               ANNUAL MEETING OF SHAREHOLDERS - DECEMBER 8, 1997
              PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned, revoking all prior proxies, hereby appoints Neil W. Townsend and Carolyn E. Ramm as Proxies, with full power of substitution to each, to vote for and on behalf of the undersigned at the 1997 Annual Meeting of Shareholders of Xionics Document Technologies, Inc. to be held at the offices of Bingham Dana LLP, 150 Federal Street, Boston, Massachusetts 02110, on Monday, December 8, 1997, at 10:00 a.m., and at any adjournments thereof. The undersigned hereby directs the said proxies to vote in accordance with their judgment on any matters which may properly come before the Annual Meeting, all as indicated in the Notice of Annual Meeting, receipt of which is hereby acknowledged, and to act on the following matters set forth in such notice as specified by the undersigned.

     THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDERS(S). IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED "FOR" PROPOSALS 1, 2 AND 3.


                   CONTINUED AND TO BE SIGNED ON REVERSE SIDE   [SEE REVERSE
                                                                    SIDE]